UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 2, 2007

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

400 West Cesar Chavez, Austin, TX	78701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 416-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 2, 2007, Silicon Laboratories Inc. (“Silicon Laboratories”) issued a press release announcing the appointment of Kurt Hoff as vice president of worldwide sales and an executive officer, effective as of July 2, 2007. Mr. Hoff joined Silicon Laboratories in January 2005 as vice president of European sales and operations. Prior to joining Silicon Laboratories, Mr. Hoff served as president, chief executive officer and director of Cognio, a spectrum management company, from December 2002 through July 2004. From May 1999 to December 2002, Mr. Hoff held various positions, including most recently President and General Manager, at C-Port Corporation, a network processor company acquired by Motorola. From May 1998 to May 1999, Mr. Hoff served as Vice President of Worldwide Sales at Philsar Electronics, a fabless semiconductor company. From 1992 to 1998, Mr. Hoff held various positions, including most recently Vice President of Sales, at Advanced Micro Devices where he managed operations of $500 million servicing large communications multinationals such as Lucent, Nortel and Alcatel.  Mr. Hoff is 50 years old and holds a bachelor’s degree in physics from the University of Illinois and a master’s degree in business administration from the University of Chicago.

Mr. Hoff will be replacing Gary Gay, who plans to retire but assist with the transition as senior vice president of worldwide sales through the end of fiscal 2007.

In connection with his appointment, Mr. Hoff will be eligible to participate under the Company’s 2007 Bonus Plan with a target bonus of 75% of his salary and Mr. Hoff has been granted 25,000 restricted stock units (which shall vest in three equal annual installments) and stock options to acquire 50,000 shares of common stock with an exercise price equal to the closing price as reported on the Nasdaq National Market on July 2, 2007 (which shall vest in installments over the next five years).

The press release announcing the appointment of Mr. Hoff is attached hereto as Exhibit 99.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99 Press Release of Silicon Laboratories Inc. dated July 2, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.

July 2, 2007	/s/ Paul V. Walsh, Jr.
Date	Paul V. Walsh, Jr.
Vice President of Finance
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99	Press release dated July 2, 2007 of the Registrant